Exhibit 99.1

Rezolute Joins the Rare Disease Company Coalition

Rezolute joins group aimed at helping advance timely access to life-saving therapies for those impacted by rare diseases

REDWOOD CITY, Calif., March 29, 2022 (GLOBE NEWSWIRE) -- Rezolute, Inc. (Nasdaq: RZLT), a clinical-stage biopharmaceutical company dedicated to developing transformative therapies with the potential to disrupt current treatment paradigms for devastating metabolic diseases, today announced that it has joined the Rare Disease Company Coalition. As an alliance of life science companies formed in May of 2021, the Rare Disease Company Coalition is committed to discovering, developing, and delivering rare disease treatments for the patients they collectively serve.

“Rezolute is honored to be a part of the Rare Disease Company Coalition and to join other companies that are mission driven to foster greater understanding of the specific challenges of rare disease drug development,” said Nevan Charles Elam, Chief Executive Officer, and Founder of Rezolute. Mr. Elam continued, “We believe that the coalition is a great forum to advocate for the need to develop therapeutics for patients that suffer from serious diseases that are often overlooked, and the promise of our work.”

About the Rare Disease Company Coalition

The Rare Disease Company Coalition represents life science companies committed to discovering, developing, and delivering rare disease treatments for the patients we serve. As an education and advocacy-focused coalition of companies, our goal is to inform policymakers of the unique challenges and promises of rare disease drug discovery, development, and manufacturing for small population sizes so that critical innovation can continue and positive changes can be enacted for the rare disease community. To achieve this goal, we will use our unified voice to advocate for long-term, consistent, equitable and sustainable government policies that enable life science companies to continue to bring hope and provide access to approved treatments to people living with rare diseases. For more information, please visit www.rarecoalition.com.

About Rezolute, Inc.

Rezolute strives to disrupt current treatment paradigms by developing transformative therapies for devastating rare and chronic metabolic diseases. Its novel therapies hold the potential to both significantly improve outcomes and reduce the treatment burden for patients, the treating physician, and the healthcare system. Patient, clinician, and advocate voices are integrated in the Company’s drug development process, enabling Rezolute to boldly address a range of severe conditions. Rezolute is steadfast in its mission to create profound, positive, and lasting impact on patients’ lives. The Company’s lead clinical asset, RZ358, is in late-stage development for the treatment of congenital hyperinsulinism, a rare pediatric endocrine disorder. Rezolute is also developing RZ402, an orally available plasma kallikrein inhibitor, for the treatment of diabetic macular edema. For more information, visit www.rezolutebio.com or follow us on Twitter.

Investor Contact

Kimberly Minarovich/Carrie McKim

Argot Partners

rezolute@argotpartners.com

212-600-1902

Media Contact

Ingrid Mezo

Canale Communications, Inc.

ingrid.mezo@canalecomm.com

301-473-2881